South Jersey Industries
1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000 ● Fax (609) 561-8225 ● TDD ONLY 1-800-547-9085

Notice of Annual Meeting of Shareholders
April 28, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. (“Company” or “SJI”) will be held at The Mansion on Main Street, 3000 Main Street, Voorhees, New Jersey, on Thursday, April 28, 2011, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect three Class III Directors and three Class I Directors (term expiring 2012).

2.	To hold an advisory vote on executive compensation.

3.	To determine whether future advisory votes on executive compensation will occur every 1, 2 or 3 years.

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2011.

5.	To transact such other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on February 28, 2011 as the record date for determining the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting,  we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Gina Merritt-Epps
Corporate Counsel & Secretary

Folsom, NJ
March 25, 2011

YOUR VOTE IS IMPORTANT
PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza, Folsom, New Jersey 08037

PROXY STATEMENT

This statement is furnished on behalf of the Board of Directors of South Jersey Industries, Inc. to solicit proxies for use at its 2011 Annual Meeting of Shareholders. The meeting is scheduled for Thursday, April 28, 2011, at 10:00 a.m. at The Mansion on Main Street, 3000 Main Street, Voorhees, New Jersey. The approximate date proxy materials will be sent to shareholders is March 25, 2011. On the mailing date, a copy of the proxy and Annual Report will be available on our website at www.sjindustries.com under the heading “Investors”.

Proxy Solicitation

The Company bears the cost of this solicitation, which is primarily made by mail.  However, the Corporate Secretary or employees of the Company may solicit proxies by phone, fax, e-mail or in person, but such persons will not be separately compensated for such services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

Record Date

Only shareholders of record at the close of business on February 28, 2011 may vote at the meeting. On that date, the Company had 29,883,823 shares of Common Stock outstanding.  Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required

A quorum is necessary to conduct the business of the meeting. This means holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Directors are elected by a plurality vote of all votes cast at the meeting. All other matters that come before the meeting require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation

Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted in accordance with those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the voting of the proxy. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

PROPOSAL 1

DIRECTOR ELECTIONS

At the Annual Meeting, directors are to be elected to the Board of Directors to hold office for a one-year term. The following persons have been nominated by the Board: Keith S. Campbell, Victor A. Fortkiewicz, Edward J. Graham, Walter M. Higgins, III, Shahid Malik and Joseph H. Petrowski. The Board of Directors currently consists of 11 members. With the exception of Directors Fortkiewicz and Malik, all nominees previously have been elected by the Company’s shareholders, and all nominees are currently serving as directors. Director Malik was recommended to the Board by a non-management director and a third party search firm. Director Fortkiewicz was recommended to the Board by the Chief Executive Officer and non-management directors. While we do not anticipate that, if elected, any of the nominees will be unable to serve, if any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card will vote for the election of such other person as the Board of Directors may recommend.

In accordance with its Charter, the Governance Committee reviewed the education, experience, judgment, diversity and other applicable and relevant skills of each nominee, and determined that each nominee possesses skills and characteristics that support the Company’s strategic vision. The Governance Committee has determined that the key areas of expertise include: enterprise leadership; political/governmental; human resources; legal; utility/energy; finance/financial management; accounting; and, enterprise risk management. The Governance Committee has concluded that the nominees and incumbent directors possess expertise and experience in these areas, and the Board has approved the slate of nominees.

The Governance Committee has determined that Director Campbell’s areas of expertise include enterprise leadership, enterprise risk management, environmental, finance/financial management, human resources and sales/marketing. Based on Mr. Campbell’s expertise and experience in these areas, the Governance Committee determined that Mr. Campbell should serve as a Director for the 2011 – 2012 term.

The Governance Committee has determined that Director Fortkiewicz’ areas of expertise include enterprise leadership, political/governmental, legal, environmental, enterprise risk management, and the utility/energy industry. Based on Mr. Fortkiewicz’ expertise and experience in these areas, the Governance Committee determined that Mr. Fortkiewicz should serve as a Director for the 2011 – 2012 term.

The Governance Committee has determined that Director Graham’s areas of expertise include energy risk management, enterprise leadership, enterprise risk management, environmental, finance/financial management, regulatory, and the utility/energy industry. In addition, the Board has determined that Director Graham is a financial expert as defined by the New York Stock Exchange and SEC. Having served as CEO of the Company since 2005, Mr. Graham has significant knowledge regarding the Company’s business and structure.  Based on Mr. Graham’s expertise and experience in these areas, the Governance Committee concluded that Mr. Graham should serve as a Director for the 2011 – 2012 term.

The Governance Committee has determined that Director Higgins’ areas of expertise include energy production, energy risk management, enterprise leadership, enterprise risk management, environmental, finance/financial management, human resources, and the utility/energy industry.  In addition, the Board has determined that Director Higgins is a financial expert as defined by the New York Stock Exchange and SEC. Based on Mr. Higgins’ expertise and experience in these areas, the Governance Committee concluded that Mr. Higgins should serve as a Director for the 2011 – 2012 term.

The Governance Committee has determined that Director Malik’s areas of expertise include energy risk management, enterprise leadership, enterprise risk management, finance/financial management, and the utility/energy industry. Based on Mr. Malik’s expertise and experience in these areas, the Governance Committee concluded that Mr. Malik should serve as a Director for the 2011 - 2012 term.

The Governance Committee has determined that Director Petrowski’s areas of expertise include energy risk management, enterprise leadership, enterprise risk management, environmental, finance/financial management, sales/marketing and the utility/energy industry.  In addition, the Board has determined that Director Petrowski is a financial expert as defined by the New York Stock Exchange and SEC. Based on Mr. Petrowski’s expertise and experience in these areas, the Governance Committee concluded that Mr. Petrowski should serve as a Director for the 2011 – 2012 term.

As explained below, Directors Shirli M. Billings, Thomas A. Bracken and Sheila Hartnett-Devlin will continue in office until 2012. The Governance Committee evaluated their areas of expertise and concluded that they possess the requisite expertise and experience as described below.

The Governance Committee has determined that Director Billings’ areas of expertise and experience include enterprise leadership, enterprise risk management, finance/financial management, and human resources. The Governance Committee has determined that Director Bracken’s areas of expertise and experience include enterprise leadership, finance/financial management, enterprise risk management, and political/governmental. In addition, the Board has determined that Director Bracken is a financial expert as defined by the New York Stock Exchange and SEC. The Governance Committee has determined that Director Hartnett-Devlin’s areas of expertise and experience include enterprise leadership, enterprise risk management, and finance/financial management. In addition, the Board has determined that Director Hartnett-Devlin is a financial expert as defined by the New York Stock Exchange and SEC.

Director Terms

In 2009, the Shareholders approved a proposal to amend the Certificate of Incorporation to require the annual election of each director. The Certificate was amended and all directors will stand for election for  a one-year term as follows:

▪	Directors assigned to Class II and elected at the 2009 Annual Meeting of Shareholders were elected for a three year term;

▪	Directors assigned to Class III and elected at the Company’s 2007 Annual Meeting of Shareholders are standing for election and would be elected for a one-year term;

▪	Directors assigned to Class I and elected at the Company’s 2008 Annual Meeting of Shareholders will stand for election in 2011 and would be elected for a one-year term; and

▪	Commencing 2012, all Directors will stand for election annually and would be elected for one-year terms.

NOMINEES
Class I I I
Term Expires in 2012

Victor A. Fortkiewicz has been a director since 2010. Age 59. Member of the Corporate Responsibility Committee and Governance Committee. Executive Director, New Jersey Board of Public Utilities, Newark, NJ (2005-2010); Assistant Counsel, Office of the Governor, Trenton, NJ (2005); Licensed Professional Engineer; Attorney, State of New Jersey; President and Director, NUI Utilities & Elizabethtown Gas Company, Union, NJ (2003-2004); director, South Jersey Gas Company.

Edward J. Graham has been a director since 2004. Age 53.  Chairman of the Executive Committee. Chairman of the Board (April 2005 to date), President and Chief Executive Officer of the Company and South Jersey Gas Company (February 2004 to date); President and Chief Operating Officer (2003 - January 2004) and President (2003 to date), South Jersey Gas Company; President (2000 - 2003), South Jersey Energy Company; Vice President of the Company (2000 - 2001); Senior Vice President, Energy Management, South Jersey Gas Company (1998 - 2000); director, New Jersey Manufacturers Insurance Company, Trenton, NJ; director, New Jersey Business & Industry Association, Trenton, NJ; director, New Jersey Utilities Association, Trenton, NJ; director, New Jersey Commission on Higher Education; director, Atlantic City Chamber of Commerce, Atlantic City, NJ; member, William J. Hughes Center for Public Policy, Pomona, NJ; director, South Jersey Gas Company.

Shahid Malik has been a director since 2011. Age 49. Member of the Audit Committee and Compensation Committee. Management Consultant, Pittiglio, Rabin, Todd and McGrath (PRTM), Washington DC (2009 to date); Executive Vice President, Great Plains Energy, Kansas City, MO (2004-2008); President and Chief Executive Officer, Strategic Energy, Pittsburgh, PA, (2004-2008); director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

The Board of Directors recommends a vote “FOR” each of the above nominees.

NOMINEES
Class I
Term Expires in 2012

Keith S. Campbell has been a director since 2000. Age 56. Member of the Executive Committee, Corporate Responsibility Committee and Chairman of the Compensation Committee. Chairman of the Board, Mannington Mills, Inc., Salem, NJ, a leading manufacturer of hard and soft surface flooring (1995 to date); trustee, Rowan University Foundation, Glassboro, NJ; director, Skytop Lodge, Inc.; director, Federal Reserve Bank of Philadelphia; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

Walter M. Higgins III has been a director since 2008. Age 66. Lead Independent Director, (November 2010 to date), Member of the Executive Committee, Audit Committee and Compensation Committee.  Interim President and CEO, Ram Power, Corp., Reno, NV, a renewable energy company (February 2011 to date); Retired Chairman, President, and CEO of Sierra Pacific Resources (now called NVEnergy), the electric and gas utility company for most of Nevada and the Lake Tahoe region of California; member of the board of Ram Power, Corp., a geothermal power company listed on the Toronto Stock Exchange; member of the board of TAS, a privately held manufacturer of Turbine Inlet Air Cooling Systems; member of the board of AEGIS, a mutual insurance company, and the Operating Company board of Landis+Gyr LLC; trustee of the Foundation of St. Mary’s Hospital of Reno, NV, and Sierra Nevada College Foundation; member of the board of trustees of The Nature Conservancy - Nevada Chapter, Reno, NV; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

Joseph H. Petrowski has been a director since 2008. Age 56. Member of the Audit Committee and Compensation Committee. CEO of the Gulf Oil/Cumberland Farms Groups located in Massachusetts; board member, Financial Economics Institute of Claremont McKenna College; board member, Gulf Acquisition, LLC; board member, Cumberland Farms, Inc.; board member, NEPOOL (New England Power Pool) Board of Review; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

The Board of Directors recommends a vote “FOR” each of the above nominees.

DIRECTORS CONTINUING IN OFFICE
Class I I
Term Expires in 2012

Shirli M. Billings, Ph.D. has been a director since 1983. Age 70. Member of the Executive Committee, Compensation Committee, and Chairman of the Governance Committee. President, Billings & Company, New Albany, OH, a human resource consulting firm (2001 to date); President, Leadership Learning Academy, Lakeland, FL, a human resource development agency (1999 - 2001); Superintendent of Schools, Oberlin, OH (1994 - 1997); Vice President, Human Resource Development, Honeywell, Inc., Minneapolis, MN (1985-1990); director, South Jersey Gas Company.

Thomas A. Bracken has been a director since 2004. Age 63. Member of Audit Committee and Corporate Responsibility Committee. President, New Jersey Chamber of Commerce (February 2011 to date); President, TriState Capital Bank-New Jersey, a commercial bank specializing in meeting the needs of middle market companies, their principals, the professional community and selective industries (January 2008 to February 2011); President and CEO of Sun Bancorp, Inc. and its wholly-owned subsidiary Sun National Bancorp, Inc., Vineland, NJ (2001 to 2007); Executive Director Public Sector Group, First Union Bank (2000 - 2001); Executive Vice President, Head of Commercial and Governmental Banking for New Jersey, New York and Connecticut, First Union Bank (1998 - 2000); Former Chairman, Economic Development Corporation of Trenton, Trenton, NJ; Former Chairman, New Jersey Bankers Association; director and Chairman, Finance Committee, Cancer Institute of N.J. Foundation; director, New Jersey Alliance for Action; director and vice chairman, New Jersey Network; director, Einsteins Alley; director and secretary, Bedens Brook Club; director, South Jersey Gas Company.

Sheila Hartnett-Devlin, CFA has been a director since 1999. Age 52. Member of the Executive Committee, Governance Committee and Chairman of the Audit Committee. Vice President, American Century Investments (2008 to date); Managing Director, Cohen, Klingenstein & Marks, Inc., an investment management company (September 2005 to 2008); Executive Vice President (1997 - 2004), Senior Vice President (1991 - 1997), Vice President (1985 - 1991), Chair, Global Investment Committee (1996 - 2004), Member, Investment Policy Committee (1995 - 2004), Fiduciary Trust Company International, New York, NY; member, New York Society of Security Analysts; director, Mercy Investment Services, Inc., member, Investment Committee (2003-2010); director, Mannington Mills, Inc.; director, South Jersey Gas Company.

PROPOSAL 2

NONBINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s executive compensation policies and procedures are designed to attract and retain highly qualified named executive officers while linking Company performance to named executive officer compensation which creates shareholder value. The Compensation Committee has a strong pay for performance philosophy; and, as a result, the compensation paid to our named executive officers is generally aligned with the Company’s performance on both a short-term and a long-term basis. Our performance over the last five years provides evidence that our executive compensation policies and procedures have been effective in furthering these objectives. We have outperformed the S&P 500 index in four of the last five years and compare favorably to the S&P Utility index. We have also outperformed our peer group in terms of total shareholder return in seven of the last nine years.

For 2010, the executive compensation policies and procedures for our named executive officers consisted of three parts, two of which were again directly linked to the achievement of predefined short-term and long-term performance as follows:

•
Annual cash awards paid to our named executive officers were tied to Company performance, based on earnings per share targets and an individual balanced scorecard approach that measured both financial and non-financial goals.

•	Long-term incentive compensation consisted of restricted stock grants that are earned based on the Company’s relative shareholder return measured against our peer group over a three-year period.

We believe these components of compensation for our named executive officers provide the proper incentives to align compensation with the Company’s performance while enhancing shareholder value. Our performance over the last several years confirms that our pay for performance philosophy is successful. Specifically, if the Company’s performance results meet or exceed pre-established performance targets or if our relative shareholder return over a three-year period exceeds our peer group, named executive officers have an opportunity to realize significant additional compensation through annual cash awards and long-term equity awards. In addition, the Company’s stock ownership guidelines require our named executive officers to own shares of Company stock which align with shareholder interests. We believe this pay for performance philosophy is integral to the Company’s performance and shareholder value over the long term.

Please see the “Compensation Discussion and Analysis” beginning on page 18 of this Proxy statement for a more detailed discussion of executive compensation policies and procedures for our named executive officers.

Pursuant to the proxy rules under the Exchange Act and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the”Dodd-Frank Act”), we are required to provide shareholders with a separate non-binding shareholder vote to approve the compensation of our named executive officers, including the “Compensation Discussion and Analysis”, the compensation tables, and any other narrative disclosure in this Proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation policies and procedures as described in this Proxy statement. Shareholders may also abstain from voting. Accordingly, shareholders are being asked to approve the following resolution:

RESOLVED, that the shareholders approve the overall executive compensation policies and procedures employed by the Company, as described in the “Compensation Discussion & Analysis” and the tabular disclosure regarding compensation paid to the executives named in the Summary Compensation Table (together with the accompanying narrative disclosure) in this Proxy statement for its 2011 annual meeting.

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board.  However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” approval of the overall executive compensation policies and procedures employed by the Company, as described in the “Compensation Discussion & Analysis” and the tabular disclosure regarding compensation paid to the executives named in the Summary Compensation Table (together with the accompanying narrative disclosure) in this Proxy statement for its 2011 annual meeting.

PROPOSAL 3

NONBINDING ADVISORY VOTE ON THE FREQUENCY OF NONBINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal gives you as a shareholder the opportunity to indicate your preference as to whether, in the future, the Company holds an advisory vote on executive compensation every one, two or three years.  You may also abstain from voting on this matter.

RESOLVED, that the shareholders approve that the nonbinding advisory vote to approve executive compensation be held:

☐	every year
☐	every two years
☐	every three years
☐	abstain from voting on this matter

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board.  However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering the frequency with which future votes will be held regarding the Company’s executive compensation. Because we make compensation decisions on an annual basis, we think that our shareholders should have an annual opportunity to approve these decisions.

The Board of Directors recommends a vote “FOR” approval of an annual advisory vote to approve the compensation paid to the executives named in the Summary Compensation Table.

SECURITY OWNERSHIP

Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 28, 2011, of (a) each continuing director and nominee for director, (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2010 (collectively, the “Named Executives”) and (c) all of the directors and executive officers of the Company as a group.

	Number of Shares of Common Stock (1)		Percent of Class

Shirli M. Billings	11,077	(2)	*
Helen R. Bosley	9,630	(2)	*
Thomas A. Bracken	14,582	(2)	*
Keith S. Campbell	11,315	(2)	*
Jeffrey E. DuBois	18,968		*
Victor A. Fortkiewicz	1,222	(2)	*
Edward J. Graham	55,704		*
Sheila Hartnett-Devlin	6,952	(2)	*
Walter M. Higgins, III	4,511	(2)	*
David A. Kindlick	50,576		*
Shahid Malik	0	(3)
Kevin D. Patrick	0
Joseph H. Petrowski	4,761	(2)	*
Michael J. Renna	24,614		*

All continuing directors, nominees for director and executive officers as a group (14 persons)	213,912		1%
* Less than 1%.

Notes:

(1)
Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2)
Includes shares awarded to each director under a Restricted Stock Program for Directors. Restricted stock owners have the power to vote shares but no investment power with respect to the shares until the restrictions lapse.

(3)	Mr. Malik joined the Board in January 2011 and his award of Restricted Stock was effective subsequent to February 28, 2011.

Stock Ownership Requirements

The Board of Directors believes significant ownership of Company Common Stock better aligns the interests of management of the Company and its principal subsidiaries with that of the Company’s shareholders. Therefore, in 2001 the Board of Directors enacted the following stock ownership requirements for officers and directors:

■	The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;

■	Other executive officers are required to own shares of Company Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

■	Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;

■
Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

■
Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers are required to file reports with the Securities and Exchange Commission relating to their ownership of, and transactions in, the Company’s Common Stock. Based on our records and other information, the Company believes that all Section 16(a) filing requirements were met for 2010.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of February 28, 2011, as to each person known to the Company, based on filings with the Securities and Exchange Commission, who beneficially owns 5% or more of the Company’s Common Stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Black Rock Inc.	2,489,064	8.33%
40 East 52nd Street
New York, NY 10022

The Vanguard Group Inc.	1,591,329	5.32%
100 Vanguard Blvd.
Malvern, PA 19355

Neuberger Berman Group LLC	1,903,418	6.372%
605 Third Avenue
New York, NY 10158

EARNEST Partners, LLC	1,994,677	6.7%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309

THE BOARD OF DIRECTORS

Corporate Governance

Leadership Structure

The Chairman of the Board, Edward J. Graham, also serves as the Company’s CEO. The Company has determined that this leadership structure is appropriate based on Mr. Graham’s tenure with the Company, his knowledge of the Company and the energy and utility industries, and his excellent relationship with the Board.

Mr. Graham joined the Company as an Internal Auditor in 1981 and since that time has held various significant positions, including positions in accounting and gas management. He has also served as Vice President and President of the Company and its subsidiaries. As a result of his tenure and broad base of expertise, Mr. Graham successfully directs the Board as it advises management and monitors performance.

To ensure sustained leadership when it is inappropriate for Mr. Graham to act as Chairman, the Board has elected a Lead Independent Director. W. Cary Edwards served as Lead Independent Director from 2005 until his passing in October 2010. Director Higgins was elected to serve as Lead Independent Director in November 2010 to fill the unexpired 2010-2011 term.

The Lead Independent Director is an independent member of the Board elected annually by a majority of the independent directors. The Lead Independent Director presides over all meetings of the Board’s independent directors and non-management directors. The Board convenes an executive session of the independent directors at each meeting. The Lead Independent Director consults with the Chairman on agenda matters for the Board, and aids and assists the Chair and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. The Lead Independent Director functions in an advisory capacity to, and works closely with, the Chair on issues related to the Board.

Independence of Directors

The Board has adopted Corporate Governance Guidelines that require the Board to be composed of a majority of directors who are “independent directors” as defined by the rules of the New York Stock Exchange. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. When making “independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As a part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.

The Board has determined that directors Billings, Bosley, Bracken, Campbell, Fortkiewicz, Hartnett-Devlin, Higgins, Hughes, Malik and Petrowski, constituting all of the non-employee directors, meet the New York Stock Exchange standards and our own standards set forth above for independence and are, therefore, considered to be independent directors. Accordingly, during 2010, all but one of the directors of the Company were considered to be “independent.” Mr. Graham is not considered independent by virtue of his employment with the Company.

Codes of Conduct

The Company has adopted codes of conduct for all employees, officers and directors, which include the code of ethics for our principal executive, our principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company has established a hotline and website for employees to anonymously report suspected violations.

A copy of the codes of ethics are available on the Company’s website at www.sjindustries.com/108/corporate_governance.html. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary.

Communication with Directors

The independent directors met four times during 2010. Topics of these independent sessions included CEO performance and compensation and discussions of corporate governance. Meetings of the independent directors were chaired by Mr. Edwards, the Lead Independent Director through October 2010 and Director Higgins, the Lead Independent Director for the remainder of 2010. You may communicate with the Lead Independent Director and chairmen of the Audit, Compensation, Corporate Responsibility and Governance Committees by sending an e-mail to leadindependentdirector@sjindustries.com, auditchair@sjindustries.com, compchair@sjindustries.com, govchair@sjindustries.com, or corpresp@sjindustries.com, respectively, or you may communicate with our outside independent directors as a group by sending an e-mail to sjidirectors@sjindustries.com. The charters and scope of responsibility for each of the Company’s committees can be found on the Company’s website at www.sjindustries.com. You may also address any correspondence to the chairmen of the committees or to the independent directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Corporate Governance Materials

Shareholders can see the Company’s Principles of Corporate Governance, Charters of the Audit Committee, Compensation Committee and Governance Committee, and Board of Directors Code of Ethics on the Company’s website at www.sjindustries.com/108/corporate_governance.html. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Meetings of the Board of Directors and its Committees

The Board of Directors met eight times in 2010. With the exception of Director James, each director attended 75% or more of the total number of meetings of the Board of Directors and the meetings of the committees of the Board on which he or she served. Dr. James attended less than 75% of the meetings due to illness and ultimate passing in October 2010. All current Board members and all nominees for election to the Company’s Board of Directors are required to attend the Company’s annual meetings of stockholders. Attendance shall not be required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. With the exception of Dr. Herman D. James, all of the directors attended the 2010 Annual Meeting of Shareholders. During 2010, each of the directors of the Company also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc. and R&T Group, Inc., all of which are subsidiaries of the Company.

There are five standing committees of the Board: the Audit Committee; the Compensation Committee; the Corporate Responsibility Committee; the Executive Committee; and the Governance Committee.  Director James served on the Corporate Responsibility and Governance Committees until his death in October 2010. Director Edwards served on the Compensation and Governance Committees until his death in October 2010.

Audit Committee

The Audit Committee of the Board of Directors, which met nine times during 2010, comprised five “independent” directors as that term is defined in the rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange: Sheila Hartnett-Devlin, Chairman; Helen R. Bosley; Thomas A. Bracken; Walter M. Higgins III; and Joseph H. Petrowski. The Board has determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. In September 2009, the Board of Directors designated each member of the Audit Committee as an “audit committee financial expert” as such term is defined by applicable rules and regulations of the Securities and Exchange Commission.  The Audit Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company.

The Audit Committee is also responsible for overseeing the Company’s Risk Management process. At each meeting, the Committee analyzes the guidelines and policies that management uses to assess and manage exposure to risk, and analyzes major financial risk exposures and the steps management has taken to monitor and control such exposure. The Committee’s findings are presented to the full Board, which is charged with approving the Company’s risk appetite.

At each meeting of the Audit Committee, management presents an update of the Company’s risk management activities. The Company has two internal Risk Committees that report to the Audit Committee at least quarterly. The SJI Risk Management Committee (RMC) was established by the SJI Audit Committee in 1998 and is responsible for the oversight of the energy transactions and the related risks for all of the SJI companies. Annually, the Board approves the members of the RMC. Committee members include management from key Company areas such as finance, risk management, legal and business operations. The RMC establishes a general framework for measuring and monitoring business risks related to both financial and physical energy transactions, approves all methodologies used in risk measurement, ensures that objective and independent controls are in place, and presents reports to the Audit Committee reflecting risk management activity, including an annual evaluation of risk on an enterprise-wide basis.

A South Jersey Gas Company RMC is responsible for gas supply risk management. Annually, the Board approves the members of the RMC. Committee members include management from key Company areas such as finance, risk management, legal and gas supply. This RMC meets at least quarterly.

The Audit Committee has established policies and procedures for the engagement of the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written charter for the Audit

Committee, which is available on our website at www.sjindustries.com, under the heading “Investors”. You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee

The Compensation Committee of the Board of Directors, which met four times during 2010, comprised five “independent” directors until October 2010, and four “independent” directors for the remainder of 2010: W. Cary Edwards, Chairman (January – October 2010); Dr. Shirli M. Billings; Keith S. Campbell; Walter M. Higgins III; and Joseph H. Petrowski. Director Campbell served as Chairman in November and December 2010. The Compensation Committee: (1) is responsible for making grants under and otherwise administering the Company’s Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s executive officers has served on a compensation committee or as a director for any other company.

Corporate Responsibility Committee

 The Corporate Responsibility Committee of the Board of Directors, which met two times during 2010, comprised five “independent” directors: William J. Hughes, Chairman; Helen R. Bosley; Thomas A. Bracken; Keith S. Campbell; Dr. Herman D. James (January – October 2010) and Victor A. Fortkiewicz (November – December 2010). The Committee provides oversight, monitoring and guidance of matters related to corporate and social citizenship, public and legal policy, environmental stewardship and compliance, political activities, sustainability, quality of work life, and economic and social vitality in the communities and markets in which the Company operates. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Committee also oversees the production of the Company’s annual Corporate Sustainability Report, which conveys how the Company links the business with sustainable practices. The 2010 report is available on our website at www.sjindustries.com or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Governance Committee

The Governance Committee of the Board of Directors, which met five times during 2010, comprised five “independent” directors until October 2010 and four independent directors in November – December 2010: Dr. Shirli M. Billings, Chairman; W. Cary Edwards (January – October 2010); Sheila Hartnett-Devlin; Victor A. Fortkiewicz (November – December 2010);  William J. Hughes; and Dr. Herman D. James (January – October 2010). Each member of the Committee satisfies the independence requirements of the New York Stock Exchange.  Among its functions, the Governance Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director (minimum qualifications for director candidates are provided in the Company’s

Corporate Guidelines available on the Company’s website at www.sjindustries.com under the heading “Investors” and include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the needs of the Board at the time an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy.

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the strategic forecast of the Company. This assessment includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by an assessment of the needs of the Board. The assessment of diversity includes a review of Board composition with regard to race, gender, age and geography.

The Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company’s bylaws, in writing to the Corporate Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Executive Committee

The Executive Committee of the Board of Directors comprises the Chairman of the Board, Committee Chairs and the Lead Independent Director, and is chaired by the Chairman of the Board. The Committee currently comprises six directors: Edward J. Graham, Chairman; Dr. Shirli M. Billings; Keith S. Campbell; Sheila Hartnett-Devlin, Walter M. Higgins, III and William J. Hughes. The Executive Committee may act on behalf of the Board of Directors during intervals between meetings of the Board in managing the business and affairs of the Company. The Executive Committee did not meet in 2010, as all Company business was managed by the full Board.

Compensation of Directors

In 2010, SJI’s Director Compensation Program comprised the following components:

1)	An annual cash retainer payable monthly;
2)	Meeting fees;
3)	Annual restricted stock grant and;
4)	Additional retainers for the Lead Independent Director and Committee Chairs

In 2008, the Board engaged Towers Perrin (Towers) as its consultant to review the Company’s Director Compensation Program to ensure that the Board attracts and retains highly qualified directors. For that study, the reference points were the director compensation of the Company’s peer companies - AGL Resources Inc., Atmos Energy Corp., Black Hills Corp., CH Energy Group Inc., Chesapeake Utilities Corp., Energen Corp., Laclede Group Inc., New Jersey Resources Corp., Nicor Inc., Northwest Natural Gas Co., Piedmont Natural Gas Co., Southern Union Co., Southwest Gas Corp., Vectren Corp. and WGL Holdings Inc.

Towers focused on data from two peer groups of publicly traded companies – a utility industry peer group comprising the 15 companies named above, which are primarily gas utilities, and a general industry peer group. The general industry peer group was based on a sample of 153 companies in Towers’ outside director compensation database. Based on this methodology, Towers determined that the directors’ total compensation fell between the 25th and 50th percentile of both the utility industry peer group and the general industry peer group.

Using the peer companies outlined above, Towers found that the Directors’ total cash compensation (cash retainers plus meeting fees) were $3,500 below the 50th percentile of the peer group. Towers also found that the Directors’ total stock based compensation was below the 25th percentile of the peer group.

Towers substantiated their findings with regard to Director compensation with the following information:

	Board		Committee		Chairperson Extra		Actual
Company	Cash Retainer	Cash Meeting Fee	Cash Retainer	Cash Meeting Fee	Cash Retainer	Cash Meeting Fee	Total Cash Comp (1)
AGL Resources Inc	$35,000	$2,000	---	$2,000	$6,000	---	$75,021
Atmos Energy Corp	37,500	1,500	---	1,500	5,000	---	65,515
Black Hills Corp	36,000	1,250	---	1,250	6,000	---	64,750
CH Energy Group Inc	55,000	---	---	---	7,500	---	55,000
Chesapeake Utilities Corp	18,500	1,200	---	1,000	---	---	34,800
Energen Corp	51,000	1,500	---	1,500	3,000	---	70,500
Laclede Group Inc	35,000	2,000	---	1,000	6,000	---	51,000
New Jersey Resources Corp	30,000	1,500	---	1,500	5,000	---	64,122
Nicor Inc	50,000	1,500	---	1,500	15,000	---	64,500
Northwest Natural Gas Co	65,000	1,500	---	1,500	5,000	---	65,000
Piedmont Natural Gas Co	28,000	1,500	---	1,500	5,000	---	50,500
Southern Union Co	90,000	---	---	---	10,000	---	90,000
Southwest Gas Corp	40,000	1,650	---	1,650	5,000	---	65,175
Vectren Corp	30,000	1,250	---	1,250	5,000	---	44,013
WGL Holdings Inc	35,000	1,200	---	1,200	5,000	---	56,500
Percent Using	100%	87%	0%	87%	93%	0%	100%
25th Percentile	$32,500	$1,250	---	$1,250	$5,000	---	$53,000
50th Percentile	36,000	1,500	---	1,500	5,000	---	64,500
Mean	42,400	1,504	---	1,412	6,321	---	61,093
75TH Percentile	50,500	1,500	---	1,500	6,000	---	65,345
South Jersey Industries, Inc.	$30,000	$1,500	---	$1,500	$2,000/$5,000	---	$61,000
Notes:

(1) Actual total cash compensation is based on the median reported value of “Fees Earned or Paid in Cash” from the Director Compensation Table but excludes lead directors, board chairpersons, mid-year appointees or retirees, and zero values. For companies that have disclosed forward-looking changes to their director compensation plan, the actual total cash compensation was adjusted to reflect these changes.

		Fair Value of Annual Stock-Based Compensation
Company	Actual Total Cash Comp	Stock Options	Restricted Shares	Common Shares/ Deferred Stock Units	Total Fair Value of Stock Awards (1)	Total Direct Comp (2)
AGL Resources Inc	$75,021	---	---	$70,028	$75,509	$150,530
Atmos Energy Corp	65,515	---	---	62,690	62,690	128,205
Black Hills Corp	64,750	---	---	50,000	50,000	114,750
CH Energy Group Inc	55,000	---	---	52,657	52,657	107,657
Chesapeake Utilities Corp	34,800	---	---	18,828	18,828	53,628
Energen Corp	70,500	---	---	55,392	55,392	125,892
Laclede Group Inc	51,000	---	$52,384	---	52,384	103,384
New Jersey Resources Corp	64,122	---	---	38,328	38,328	102,450
Nicor Inc	64,500	---	---	50,496	50,496	114,996
Northwest Natural Gas Co	65,000	---	---	---	---	65,000
Piedmont Natural Gas Co	50,500	---	---	30,000	33,938	82,438
Southern Union Co	90,000	---	152,300	---	152,300	242,300
Southwest Gas Corp	65,175	---	19,285	---	19,285	84,460
Vectren Corp	44,013	---	40,000	---	40,000	84,013
WGL Holdings Inc	56,500	---	---	58,896	58,896	115,396
Percent Using	100%	0%	27%	67%	93%	100%
25th Percentile	$53,000	---	---	$41,246	$38,746	$84,237
50th Percentile	64,500	---	$46,192	51,577	51,440	107,657
Mean	61,093	---	65,992	48,732	54,193	111,673
75TH Percentile	65,345	---	---	58,020	58,020	120,644
South Jersey Industries, Inc.	$61,000	---	$35,000	---	$35,000	$96,000
Notes:

(1) Includes the annualized value of one-time awards granted at initial election to the board (annualized over 8 years).

(2) Total direct compensation reflects actual total cash compensation plus total stock-based compensation.

Based on the study, in 2010, non-employee directors were paid an annual cash retainer of $40,000.  The Lead Independent Director received an additional annual retainer of $12,500. The chairmen of the Company’s Board committees were paid annual retainers as follows: Audit, $10,000; Compensation, $8,000; Corporate Responsibility, $5,000; and, Governance, $5,000. The Directors received $1,500 for each meeting of the Board of the Company or its subsidiaries attended; however, the maximum fee paid to any person for attendance at one or more meetings of these boards held on the same day is $1,500.  Non-employee directors also received $750 for each meeting of a committee of the Board of the Company or of a subsidiary that they attended if the meeting is held on the same day as a Board meeting, or $1,500 if the meeting is held on any other day.  Audit Committee members were paid $1,500 per meeting if the meeting was telephonic and took place on a non-board meeting day. Directors who are also employees of the Company receive no separate compensation for serving on the Board.

The Directors also received shares of restricted stock with a market value of $60,000. The Company has established a plan whereby directors may elect to defer the receipt of the restricted stock until a specified date or upon leaving the Board. The deferred amount, together with dividends, may be paid in a lump sum distribution or in equal annual installments as the director elects.

Director Compensation for Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Shirli M. Billings	69,000	63,000	-	-	-	366	132,366
Helen R. Bosley	66,250	63,000	-	-	-	366	129,616
Thomas A. Bracken	67,750	63,000	-	-	-	366	131,116
Keith S. Campbell	60,917	63,000	-	-	-	366	124,283
W. Cary Edwards (5)	69,917	63,000	-	-	-	366	133,283
Victor A. Fortkiewicz (4)	3,333	-0-	-	-	-	31	3,364
Sheila Hartnett-Devlin	80,000	63,000	-	-	-	366	143,366
Walter M. Higgins III	68,792	63,000	-	-	-	366	132,158
William J. Hughes	66,000	63,000	-	-	-	366	129,366
Herman D. James (5)	41,250	63,000	-	-	-	366	104,616
Joseph H. Petrowski	67,000	63,000	-	-	-	366	130,366

Footnotes

(1) Represents the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation— Stock Compensation. Restricted stock grants were made to each director in January 2010 of 1,670 shares using the average of the daily closing prices for the last two quarters of 2009.

(2) In January 2011, each Director listed above received shares of the Company’s Common Stock with a value of $65,438. As of January 2011, each Director with the exception of Director Fortkiewicz, has three outstanding restricted stock grants as follows:

Grant Date	Stock Grant Cash Allocation	# of Shares	Value as of January 3, 2011
2009	$35,000	869	$46,535
2010	$60,000	1,670	$89,429
2011	$60,000	1,222	$65,438

(3) Represents group life insurance payments.

(4) Director Fortkiewicz joined the Board in November 2010 and received his first stock award in January 2011.

(5) Directors Edwards’ and James’ service as Directors terminated upon their passing in October 2010.

Certain Relationships

Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from subsidiaries of the Company.  Commencing January 2004, as a result of winning a competitive bid, another subsidiary of the Company owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc.

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to a policy adopted by the Company’s Governance Committee, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the prior consent of the Governance Committee, or other independent committee of the Company’s Board of Directors in the case it is inappropriate for the Governance Committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Governance Committee for review, consideration and approval. All of the Company’s directors, executive officers and employees are required to report to the Governance Committee any such related party transaction. In approving or rejecting the proposed agreement, the Governance Committee shall consider the facts and circumstances available and deemed relevant to the Committee. The Governance Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Governance Committee determines in the good faith exercise of its discretion.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Committee Report

We have reviewed the following Compensation Discussion and Analysis with management.  Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, Form 10-K and Annual Report for the year ended December 31, 2010.

Compensation Committee

Keith S. Campbell, Chairman
Dr. Shirli M. Billings
Walter M. Higgins III
Shahid Malik
Joseph H. Petrowski

The following is a discussion and analysis of our executive compensation programs as they apply to our Chairman/President/Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the next three most highly compensated executive officers who were serving as executive officers in fiscal year 2010 (our “Named Executives”).  Our Named Executives for 2010 were Edward J. Graham, David A. Kindlick, Michael J. Renna, Jeffrey E. DuBois and Kevin D. Patrick.

General Description of Executive Compensation Program and Key Objectives

SJI, as a provider of energy-related products and services, has designed its executive compensation program to advance the Company’s strategic plan and corporate mission, which are rooted in enhancing shareholder value while attracting and retaining qualified executive management to carry out the work and goals of the organization.  In order to achieve the objectives of the Company’s strategic plan and increase shareholder value, the executive compensation program incorporates a mix of short-term and long-term,  performance-based incentives. SJI’s performance over the last five years provides evidence that the executive compensation program has been effective in furthering the Company’s business objectives. SJI has outperformed the S&P 500 index in four of the last five years and compares favorably to the returns of the S&P Utility index over the same period.  SJI has outperformed the Company’s peer group utilized to benchmark long-term incentive compensation in terms of total shareholder return in seven of the last nine years.  By focusing executive compensation on achievement of annual corporate goals, annual and long-term earnings per share targets and three-year compound annual total shareholder returns, SJI’s executive compensation program is an integral part of SJI’s corporate strategy for improving shareholder value.

Oversight of the Executive Compensation Program

The SJI executive compensation program is administered by the Compensation Committee (“Committee”) of the Board of Directors.  The Committee is comprised of four independent directors.  These directors meet the independence standards of the New York Stock Exchange.  In accordance with its charter, the Committee sets the principles and strategies that serve to guide the design of our employee compensation and benefit programs for our Named Executives.

The Committee annually evaluates the performance of the CEO. The Committee also reviews the recommendations from the CEO regarding the CEO’s evaluation of the CFO and the other Named Executives.  Taking these performance evaluations into consideration, along with recommendations from our compensation consultant (discussed below), the Committee then establishes and approves compensation levels for our Named Executives, including annual base salaries, performance-based annual cash awards and long-term stock incentive awards.  All performance goals for our Named Executives’ annual cash compensation are established at the beginning of each year for use in the performance evaluation process.

To assist the Committee in its evaluation of the executive compensation program, the Committee retains an independent compensation consultant.  Since 2008, the Committee has retained the Hay Group to assist in evaluating the executive compensation program.

The Committee meets regularly in executive sessions without members of management present to evaluate the executive compensation program and reports regularly to the Board of Directors on its actions and recommendations.

Executive Compensation Principles

The Company’s key compensation objective is to advance the Company’s strategic plan and corporate mission, which is rooted in enhancing shareholder value while attracting and retaining highly qualified executive management to carry out the work and goals of the Company.  The executive compensation program for our Named Executives is based on the following principles and aimed at achieving the objectives of the Company’s strategic plan while increasing shareholder value:

●
Executive compensation should be directly and measurably linked to business and individual performance with a significant portion of the compensation designed to create incentives for superior performance and meaningful consequences for below target performance.

●	An executive’s total compensation should be competitive with peer companies in order to attract, retain and motivate high performing business leaders.

●
 Executive compensation should align the interests of executives with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance through the use of performance-based restricted stock.

●
Executive compensation incentive plans should balance short-term and long-term financial and strategic objectives whereby executives are rewarded for the businesses for which they are responsible and for overall Company performance.

●
The process for designing, determining and monitoring executive compensation should be independent of management and utilize the assistance of independent compensation consultants reporting directly to the Committee.

Compensation Practices

The Company’s current executive compensation structure has been in place since 1998 and applies to all officers of the Company, including our Named Executives. At that time, a comprehensive study of executive compensation alternatives was undertaken, a primary objective being the creation of a system which aligns the interest of Company shareholders with the financial incentives for executives on a short-term and long-term basis. Subsequently, on a three-year cycle, a compensation structure and market competitiveness study has been completed to ensure that executive compensation structure remained consistent with contemporary compensation methods and tools.

 The most current study was conducted in 2008, when the Committee engaged its consultant, Hay Group, to provide a market-based study of its executive compensation program, in anticipation of future compensation adjustments. The study was completed and presented to the Committee in July 2008.  Hay Group presented a detailed report which examined the component parts of the executive compensation program as currently applied. Further, the report provided a competitive analysis of how the Company’s Named Executives’ base salaries, annual cash and long-term incentive compensation compare with peer companies in the energy industry and the general business community. The Committee then evaluated and assessed those findings in the context of the Company’s performance over the years and the growth predicted going forward.  Based on input from Hay Group, the Committee refined and further articulated its goals on Named Executive compensation by deciding to target compensation at the 50th percentile of the competitive market targets managed by the Committee within a range of 20% above or below this actual benchmark. This aligns Named Executive compensation with the stated executive compensation principles set forth above.

The purpose of the Committee targeting the 50th percentile of the competitive market is to provide a level of compensation that is adequate for the Company to be able to attract and retain qualified executives while at the same time protecting shareholder interests. This “middle of the road” compensation philosophy allows that one half of all companies in the competitive market target higher levels of pay than SJI. It also acts to protect shareholders from the risk of overpayments that might result from a higher target pay position (e.g. 75th percentile).

Although pay is targeted at the 50th percentile, actual levels of pay depend on a variety of factors such as tenure and individual and company performance.  The Committee uses a working range of 20% above or below this benchmark to identify any “red flags” that represent outliers in need of special attention and refinement.

In line with our three-year cycle discussed above, the Committee will engage a new full compensation study in 2011.  This study will assess the ongoing viability of the existing compensation structure as currently established.

Along with reviewing pay structure, the Committee reviews and determines the appropriate peer groups for benchmarking purposes. Consistent with our goal of providing competitive compensation, we compare our executive compensation programs to those in place at the identified peer companies.  The Committee, in consultation with Hay Group, selects peers for the three components of executive compensation - base salary, annual performance-based cash awards and long-term, performance-based equity awards.  As a part of the 2008 compensation review, the Hay Group provided an assessment of the applicable peer groups for the Committee.  The Committee adopted the 15 energy companies for its peer group. In addition to this peer group, for the Named Executives other than the CEO, the Committee also relies on two or more industry specific executive compensation studies (discussed below). Only the peer group of 15 similarly sized energy utility companies is used for market comparison for base, total cash compensation and total direct compensation for the CEO.  The peer group includes:

AGL Resources	Atmos Energy Corporation	Black Hills Corporation
CH Energy Group, Inc.	Chesapeake Utilities Corp.	Energen Corporation
Laclede Group, Inc.	New Jersey Resources Corp.	Nicor, Inc.
Northwest Natural Gas Co.	Piedmont Natural Gas Co.	Southern Union Co.
Southwest Gas Corporation	Vectren Corp.	WGL Holdings, Inc.

For purposes of benchmarking the long-term incentive program performance and equity awards, the Committee identified an additional peer group of 41 energy companies against whose performance total shareholder return is gauged.  The peer group includes:

AGL Resources, Inc.	Ameren Corporation	Amerigas Partners LP
Atmos Energy Corp.	Black Hills Corp.	CH Energy Group Inc.
Chesapeake Utilities Corp.	Cleco Corp.	Consolidated Edison, Inc.
Delta Natural Gas Company	Dominion Resources, Inc.	DPL Inc.
DTE Energy Company	Empire District Electric Co.	Energen Corp.
Gas Natural, Inc., formerly	Equitable Resources, Inc.	Exelon Corporation
Energy West Incorporated	Ferrellgas Partners, L.P.	Great Plains Energy Inc.
Laclede Group, Inc.	MGE Energy, Inc.	National Fuel Gas Co.
New Jersey Resources Corp.	NICOR Inc.	Nisource, Inc.
Northwest Natural Gas Co.	NSTAR	Pepco Holdings, Inc.
Piedmont Natural Gas Co.	Pinnacle West Capital Corp.	Questar Corp.
RGC Resources, Inc.	Southern Union Co.	Southwest Gas Corp.
Star Gas Partners, LP	Suburban Propane Partners, LP	UGI Corp.
UIL Holdings Corp.	Vectren Corp.	WGL Holdings, Inc.

In addition to the two peer group comparisons discussed above, the Committee uses industry specific compensation studies in evaluating compensation for our Named Executives, other than the CEO.  They include the following three studies:

•	The Hay Group Energy Industry Database (based on size, position or revenues as appropriate)
•	The Hay Group General Industry Database (based on size, position or revenues as appropriate)
•	American Gas Association (AGA) survey data for selected positions.

The Committee believes that the peer group data and industry compensation studies give the Committee an independent and accurate view of the market “value” of each position on a comparative basis.  Based on this information and the performance evaluations discussed above the Committee sets base salary, Total Cash Compensation (TCC = base + annual incentive compensation) and Total Direct Compensation (TDC = TCC + the value of long-term incentives/equity).  In general, long-term incentives are valued based on amounts reported either in the peer group data or in survey data submissions.  In most cases, stock options are valued based on the Black Scholes “fair market” calculation.  Full value equity plans (restricted shares, restricted share units and outright stock awards) are valued at fair value.  Performance-based plans are valued assuming 100% performance is achieved. On a job-by-job basis this market benchmark information is compared to actual SJI levels of pay.

Compensation Components

The Company’s executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter including fiscal year 2010. A description of the three components for our Named Executives is set forth below:

●
Base Salary - Base Salary is targeted at the 50th percentile or median of the relevant peer group and/or competitive market. For 2010, the CEO’s base salary was 36% of the targeted TDC and all other Named Executives’ base salary was at an average of 49% of targeted TDC. For 2011, the CEO’s base salary is targeted at 36% of the targeted TDC and our other Named Executives’ base salary is targeted at an average of 49% of the targeted TDC.  The Committee utilizes both the industry compensation studies and peer group data from Hay Group when establishing the base salaries set forth in the Summary Compensation Table on page 28.

●	Annual Cash Awards - For 2010 annual cash award amounts are based on a percentage of each Named Executives’ base salary as set forth in the chart below.

2010 Annual Cash Awards
Metrics

CEO CFO	75% SJI Economic Earnings Per Share	-	25% Specific, measurable, and predefined performance objectives
Subsidiary COO’s	25% SJI Economic Earnings Per Share	50% Financial Performance of relevant subsidiary company	25% Specific, measurable, and predefined performance objectives
Other Named Executives	50% SJI Economic Earnings Per Share	-	50% Specific, measurable, and predefined performance objectives

Each Named Executive has a pre-established annual cash target, which is set forth in the Summary Compensation Table. Annually, the Committee develops a schedule to determine the actual amount of the annual cash award for the economic earnings per share metric. The schedule includes a minimum, a target and a maximum performance level.  The amount of annual cash awards related to this metric is capped at this maximum level.  The range for any payout to a Named Executive is plus or minus 50% of the targeted annual cash amount.  The Company must achieve minimum earnings per share for any payout of any annual cash award to any Named Executive.  The minimum earnings per share level is the amount of the Company’s prior year’s actual economic earnings per share result, or $2.38 for 2010.  As a result, for the Company’s Named Executives to achieve any annual cash award payout for 2010, the Company had to outperform the 2009 earnings.

Annual cash is awarded based on company performance which for 2010 was set at $2.54 earnings per share.  If earnings per share of $2.54 were achieved, annual cash of 100% of target would have been earned.  At an earnings per share amount of $2.73 per share, 150 percent of target would have been earned. Actual earnings for 2010 were $2.70. Resulting in 142% of annual cash being awarded.

In addition to the company performance components utilized to determine annual cash awards, the Company bases Named Executive awards on individual balanced scorecard performance.   An individual balanced scorecard (“bsc”) is a strategic performance management tool that has four quadrants that are used to measure financial and non financial goals.  The four perspectives that the bsc measures against are financial, customer, process and learning and growth.

	Goal	Target	Performance
Graham, E.,	Execution of key regulatory actions	Base rate case submitted and extension of CIP	Achieved
CEO	Strategic Plan	Completion of Business line strategic plans	Achieved
	Organizational Development	Develop organization and ensure talent future	Achieved
	Enhanced communication with Key Stakeholders	Expand and enhance communication with customers and shareholders	Achieved as evidenced by JD Power scores and over 75 investor relations meetings
Kindlick, D.,	Financial modeling	Create and utilize model, share results	Achieved
CFO	Rate Case - submit case	Achieve targets from case	Case filed and finalized ahead of schedule
	Enterprise Risk Management Process - consolidate Co. wide plan	Study complete and present to BOD	Achieved
DuBois, J., COO, SJG	Customer service	Improved customer service	Improved call center wait times, reduced customer connect time, achieved #1 rating in JD Power survey
	CIRT	Complete incremental projects	Achieved
	Customer Conversions	Increase conversions	Record number completed
	Rate Case - submit case	Achieve income targets from case	Case filed and finalized ahead of schedule
Renna, M.,	Budget	100% of budget	Exceeded budget
COO, Solutions	Business Growth	Meet 4 of 7 targeted subsidiary goals	Achieved 6 of 7 subsidiary customer goals
	Operating Efficiency/Productivity	Enhance productivity on 6 subsidiary performance objectives	Achieved 4 of 7 subsidiary productivity enhancement goals
	Employee Development	Succession identification, planning and support	Achieved
Patrick, K.,	Timely monthly financial reviews and forecasts	Ongoing business performance analysis w/ key variances	Achieved
VP, SJI	Facilitate integrated strategic planning process	Link strategic initiatives to financial results	Achieved
	Identify technology to support business objectives	Assess and develop plan to migrate business to business intelligence architecture	Achieved
	Timely implementation of IT initiatives	Assist clients with project management, meeting target dates, milestones and approvals	Achieved implementation

•
Long-Term Incentive - The long-term incentive component of the executive compensation program for Named Executives consists of performance-based restricted stock grants, which are earned based upon the Company’s relative total shareholder return measured against our peer group, over three-year cycles.  The Committee has adopted a policy to use performance-based restricted stock as its long-term incentive component. All Named Executives have pre-established performance-based long-term incentive targets.  The Committee has developed a schedule to determine the actual amount of the long-term incentive awards.  The schedule, which is summarized in the chart below, includes a minimum, target and a maximum performance level.  The amount of any long-term incentive award is capped at this maximum level.  The range of payout is plus or minus 50% of the targeted long-term incentive amount.  The minimum level requires that the Company’s common stock over a three-year period achieve a total shareholder return that matches the 35th percentile of our peer group for long-term incentive awards.  The target level is set at the 50th percentile while the maximum award level is set at the 80th percentile.  In the last six years, the Company has significantly outperformed the peer group.  For the three-year cycle ending December 31, 2010, the Company’s stock’s total shareholder return in comparison with the peer group performed at the 95th percentile.  For the CEO, the Committee established that the targeted 2011 long-term incentive would be 100% of the CEO’s base salary.  For the CFO and COO’s who are Named Executives the Committee established targeted 2011 long-term incentive at 60% of base salary. For Mr. Patrick the Committee established a targeted 2011 long-term incentive at 50% of his base salary. The measure for all Named Executives’ 2011 long-term incentive is total shareholder return.

Level of Performance of SJI compared to Peers	Payout Earned at Close of 3-year period
Less than 35th percentile	0
35th percentile	50% (Minimum)
50th percentile	100% (Target)
80th percentile	150% (Maximum)

Actual SJI LTIP Performance for Three Year Performance Cycles

End Date of Performance Cycle	SJI Performance as a % of Peer Group	Payout of LTIP
12/31/2008	89.8%	150%
12/31/2009	77.1%	145.2%
12/31/2010	95.3%	150%

Stock Ownership Guidelines

The Company has stock ownership guidelines for Named Executives to reinforce alignment with shareholders.  The CEO is required to own shares of the Company’s common stock with a market value equal to a minimum of three times the CEO’s annual base salary. All other Named Executives are required to own shares of Company common stock with a market value equal to a minimum of one and one-half times their annual base salary.  The stock ownership guidelines were established by the Committee based on market data provided by Hay Group.  In addition, the Committee reviewed peer group stock ownership criteria to confirm that the targets established were appropriate and in line with comparable companies in our industry.

Other Benefits and Perquisites

Each of our Named Executives participates in other employee benefit plans generally available to all employees (e.g., major medical and health insurance, disability insurance, 401(k) Plan) on the same terms as all other employees.  In addition to those benefits our Named Executives are eligible for the following additional benefits:

Executive Pension Plans

The Named Executives hired prior to July 1, 2003 are eligible for benefits under a tax-qualified pension plan for salaried employees. Compensation considered under the pension plan consists of base salary only. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted (but not before age 55).  Named Executives, who are 50 years of age or older, are also covered by an unfunded supplemental retirement plan.  The supplemental plan is designed in general to provide the Named Executive with a minimum retirement benefit from the salaried employee pension plan, and the supplemental plan, which aggregates 2% of the average of the highest three of the final five years’ salary (as defined in the plan) for each year of service plus 5%. For Named Executives hired on or after July 1, 2003, the supplemental plan provides the officer with a benefit, in combination with the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan, which aggregates to 2% of the average of the highest three of the final five years’ salary (as defined in the plan) for each year of service plus 5%.  Assuming continued employment and retirement at age 60, Messrs. Graham, Kindlick, Renna, DuBois and Patrick will have, respectively, 36, 36, 29, 32 and 14 years of credited service.  No credit is provided under the supplemental plan for more than 30 years of service.

Disability Plan – Temporary disability shall be paid at a rate of 100% of the officer’s base salary, and extends at full pay for up to 120 days for Named Executives with less than five years of service, and up to 365 days for Named Executives with service of five or more years.  Long-term disability (LTD), begins upon the expiration of the temporary disability benefit as described above.  LTD is paid at a rate of 60% of the officer’s base salary, reduced by Social Security Disability payments, if any up to $10,000 per month.

Group Life Insurance – At a dollar equivalent of approximately two times each Named Executives’ base salary, rounded to the next highest $5,000 increment.  The insurance premium is paid by the Company; the Named Executive is responsible for resultant federal, state or local income taxes.  24-Hour Accident Protection Coverage is provided while in the employ of the Company in an amount of $250,000.  The insurance premium is paid by the Company; the Named Executive is responsible for resultant federal, state or local income taxes.

Supplemental Survivor’s Benefit – Upon the death of any Named Executive while employed by the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the Named Executives’ death.  The surviving beneficiary shall also receive a lump sum death benefit based upon years of service with the Company in the amounts of six months base salary (10-15 service years); nine months base salary (15-25 service years); 12 months base salary (25+ service years).  Such payment shall be offset by proceeds from the Named Executives’ qualified pension plan and SERP in the year of death.

Supplemental Saving Plan Contributions - The Internal Revenue Code limits the contributions that may be made by, or on behalf of, an individual under defined contribution plans such as the Company’s 401(k) Plan. The Company has adopted a policy of reimbursing its Named Executives with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Company Automobile – The Company’s Named Executives are provided a company automobile to be used for business and at the Named Executives discretion, for commuting and other non-business purposes.  Each Named Executive is responsible for any federal and/or state income taxes that result from non-business usage.

Time Off – The Company’s Named Executives may take such time off for vacation or personal needs as may be accommodated while ensuring the duties and responsibilities of his/her position are accommodated to the satisfaction of SJI’s CEO.  It is anticipated that such time off would not normally exceed 20 days per calendar year, exclusive of scheduled corporate holidays.  Time off does not accrue and cannot be carried over from one year to the next.

Annual Physical Examination – The Company provides Named Executives with an annual physical examination at its expense.

Deferred Compensation Program – Our Named Executives participate in a Restricted Stock Deferral Plan that permits them to defer all or a portion of the Company stock that they would otherwise receive under the Company’s Stock-Based Compensation Plan.

Employment Agreements; Change of Control Agreements

The Company has employment agreements with each of its Named Executives.  The agreements are for three-year periods ending December 31, 2011.  Generally, these agreements protect the officer in the event of termination following a change in control and from termination for other than just cause.  This protection permits the officer to focus on fulfillment of his position.  If a change of control (as defined in each agreement) occurs, the agreement is automatically extended for three years from the date the change of control occurs. If there is a change of control during the term of the agreement or during the extended term of the agreement, and the Named Executives’ employment is terminated other than for cause, or if a Named Executive resigns after there has been a significant adverse change in their employment arrangement with the Company due to a change of control, he is entitled to a severance payment equal to 300% of his average base compensation during the preceding five calendar years. If the Named Executives’ employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his current base salary.  For a summary of the payments that would be made upon the termination or resignation of our Named Executives see “Employment Agreements; Change of Control Agreements and Other Potential Post-Employment Payments”.

With regard to payments to Named Officers in the event of termination or change in control, the Committee established these amounts based upon market data provided by Hay Group.  Relevant competitors’ provisions for termination and change in control payments were reviewed and the amount to be paid was determined by the Committee.  Individual officers did not negotiate the amount of these potential payments.  The amount was established based on position and each individual who occupies the position is eligible to receive the amount established by the Committee.

The South Jersey Industries, Inc. 1997 Stock-Based Compensation Plan, as amended and restated effective January 26, 2005 and approved by the shareholders, and the Restricted Stock Agreements to the Named Executives provide the option to the Company that all unvested shares will vest upon a change of control and become non-forfeitable, payable in cash or a manner deemed appropriate by the Board of Directors.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986 limits the deduction allowable for compensation paid to certain of our Named Executives up to $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible.  Awards made under the 1997 Stock-Based Compensation Plan to employees, including Named Executives, are intended to qualify as performance-based compensation and are therefore excluded from the $1 million limitation. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances the Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause a Named Executives’ income to exceed the deductible limits.

Risk Assessment

Taking carefully considered risk is an integral part of any business strategy; and, therefore our executive compensation policies are not intended to eliminate all risk. However, our incentive compensation pay policies are designed to mitigate risk-taking that is short sighted or excessive. Through a combination of incentive compensation that has a short- and long-term focus, the Company balances the competing interests of incentive compensation. Annual and multi-year vesting is balanced and is not overly weighted toward short-term results. Further, our metrics are quantitative and more than one metric is used to measure achievement against objectives for short-term goals.  Payout schedules related to the metrics are measured after the completion of the appropriate time horizon to ensure a full assessment of the metric.  Further, in formulating and reviewing our executive compensation policies the Committee considers whether the policy’s design encourages excessive risk-taking and attaches specific measurable objectives to the extent possible.

In addition to Committee review of executive compensation policies, the Company has a practice whereby its internal compensation committee, that is comprised of the six senior officers of the Company who report directly to the CEO, reviews all compensation programs for all Company-wide employees for the current year and the coming year. This process entails an inventory of all compensation plans and a review across functional areas within the Company and ensures that no one individual is able to solely determine the compensation for his employees without review of the full internal compensation committee.  Further the internal compensation committee has a series of internal policies that guide its decision making process.  For example, as structural and individual changes are made to compensation throughout the year, the internal committee must review a written proposal from the sponsoring executive. Our Human Resource Department acts as an internal consultant to the internal compensation committee and identifies how any proposed changes impact the organization, the employee, and what, if any, compensation policies and procedures are implicated. Through this review any anomalies are highlighted and reviewed. In addition to this review all categories of incentive pay (both short-term and long-term) are capped at a percentage of base salary.  For example, long-term incentive compensation, as spelled out in detail below, is capped at 150% of base salary. Based on the foregoing, the Committee of the Board of Directors has determined that the overall amount of incentive pay at risk at the capped percentage is not material and as a consequence, no disclosure is required.

Further, for 2010 the Human Resources Department compiled an inventory of the compensation programs administered by South Jersey Industries, including South Jersey Energy Solutions, South Jersey Gas Company, South Jersey Energy Service Plus and SJI Services, LLC. This inventory included compensation and incentive programs for all levels of management as well as for our represented workforce.  A description of each of these programs was provided to the Committee. The principal features of each program were summarized for the Committee, which included eligibility criteria, benefit formula, performance metrics, vesting schedule, manner of payment along with any other unique characteristics of the program. Along with the inventory of compensation programs, the Human Resource Department presented its assessment of the compensation programs and the conclusions reached by the internal Risk Management Department. The Risk Management department conducted its own review of the programs, Item 402(s), and compliance guidance for Item 402(s) to the criteria upon which to gauge any risk within the programs.  These evaluations focused on potential risks inherent in the compensation programs.  Having reviewed the extensive documentation presented to it by the Company, the Committee determined that the compensation programs are not reasonably likely to have a material adverse effect upon the company and do no encourage unnecessary or excessive risk.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g) (4)	Change in Pension Value and Nonqualified Compensation Earnings ($) (h)	All Other Compensation (3) (2) (i)	Totals ($) (j)
Edward J. Graham	2010	624,231	-	638,757	-	624,023	1,616,000	32,888	3,535,899
Chairman, President and	2009	574,999	-	425,846	-	300,438	694,000	34,508	2,029,791
Chief Executive Officer	2008	594,576	-	406,624	-	328,469	965,000	33,156	2,327,825

David A. Kindlick	2010	269,822	-	165,562	-	184,275	650,000	16,160	1,285,819
Vice President and	2009	258,440	-	127,612	-	107,851	360,000	16,844	870,747
Chief Financial Officer	2008	267,734	-	121,827	-	101,580	360,000	14,771	865,912

Michael J. Renna (3)	2010	244,637	-	150,227	-	167,937	44,000	11,631	618,432
Vice President and Chief	2009	221,420	-	109,314	-	115,936	23,000	11,261	480,931
Operating Officer of South Jersey Energy Solutions	2008	229,118	-	104,404	-	106,750	23,000	10,422	473,694

Jeffrey E. DuBois	2010	244,712	-	150,227	-	165,375	338,000	11,730	910,044
Vice President and Senior Vice President Operations	2009	222,535	-	106,402	-	112,063	799,000	12,340	1,252,340
& Chief Operating Officerof South Jersey Gas Company	2008	222,949	-	101,580	-	103,150	67,000	11,035	505,714

Kevin D. Patrick (3)	2010	224,769	-	114,992	-	125,423	274,000	15,122	754,306
Vice President, Research &	2009	210,000	-	103,687	-	88,154	-	12,302	414,143
Corporate Development	2008	217,655	-	98,993	-	83,336	-	6,312	406,296

Footnotes to Summary Compensation Table

(1)  Represents the compensation expense incurred by the Company in the respective fiscal year in connection with the grants of restricted common stock, calculated in accordance with FASB ASC Topic 718.  See Footnote 1 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. This amount includes the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 of performance-based restricted stock grants.

For the 2010 grant, the CEO and NEO deferred their stock grants upon vesting as follows:

Named Executive	Award	Vest Date	Deferral Date
Graham, E.	16,370	12/31/12	Not Deferred
Kindlick, D.	4,243	12/31/12	3/1/2015**
Renna, M.	3,850	12/31/12	Not Deferred
DuBois, J.	3,850	12/31/12	3/1/2015
Patrick, K.	2,947	12/31/12	Not Deferred

**Payable in three equal annual installments beginning in 2015.

(2)  Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code (see footnote (1)), the value of a Company-provided automobile and the income value of group life insurance. The 2010 values for these items are listed below:

	Graham	Kindlick	Renna	DuBois	Patrick
401(k) Plan	$5,025	$7,109	$6,208	$7,341	$3,210
401(k) Reimbursement	17,368	673	-	-	-
Group Life Insurance	3,248	2,520	518	1,198	1095
Automobile	7,247	5,858	4,905	3,191	10,817
Total Value	32,888	16,160	11,631	11,730	15,122

3) Mr. Renna is not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Mr. Renna does not attain age 50 until 2017.

(4) Non-equity incentive compensation in 2009 Proxy was stated at target. Amounts paid reflected in 2010 Summary Compensation Table.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to our Named Executives during the year ended December 31, 2010.

Grants of Plan-Based Awards – 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts of Shares Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Edward J. Graham	1/05/10	0	287,500	359,375	0	16,370	24,555	-	-	638,757
David A. Kindlick	1/05/10	0	103,207	129,009	0	4,243	6,364	-	-	165,562
Michael J. Renna	1/05/10	0	97,576	121,970	0	3,850	5,775	-	-	150,227
Jeffrey E. DuBois	1/05/10	0	107,753	134,691	0	3,850	5,775	-	-	150,227
Kevin D. Patrick	1/05/10	0	82,580	103,225	0	2,947	4,420	-	-	114,992

Footnotes to Grants of Plan-Based Awards Table

(1) Amounts represent potential cash bonus amounts payable pursuant to the respective Named Executives if all of goals and targets were achieved for 2010 performance to be paid in 2011 for each Named Executive.

(2) Represents the possible payouts of shares of the performance-based, restricted stock grant at the end of the three-year vesting and performance-measurement period.

(3) Represents the full grant date fair value of the grant of restricted common stock calculated in accordance with SFASB ASC Topic 718.  See Footnote 1 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.

Equity Awards

The following table sets forth certain information concerning our outstanding restricted stock awards for our Named Executives at December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End - 2010
Stock Awards

Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Edward J. Graham	2010	-	-	24,555	1,296,995
	2009	-	-	10,822	571,618
David A. Kindlick	2010	-	-	6,365	336,199
	2009	-	-	3,243	171,295
Michael J. Renna	2010	-	-	5,775	305,036
	2009	-	-	2,778	146,734
Jeffrey E. DuBois	2010	-	-	5,775	305,036
	2009	-	-	2,704	142,825
Kevin D. Patrick	2010	-	-	4,420	233,517
	2009	-	-	2,635	139,181

Footnotes to Outstanding Equity Awards At Fiscal Year-End Table

(1) Represents grants of performance-based, restricted stock issued in January 2009 at target and January 2010 at maximum performance.

(2) Market value of Company common stock at December 31, 2010 was $52.82 and was used to calculate market value.

Stock Vesting - 2010

The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executives during the year ended December 31, 2010.  No options are outstanding and none were exercised by the Named Executives during the year ended December 31, 2010.

Stock Vested - 2010
Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Edward J. Graham	19,650	1,037,913
David A. Kindlick	5,887	310,951
Michael J. Renna	5,045	266,477
Jeffrey E. DuBois	4,909	259,293
Kevin D. Patrick	4,784	252,691

Footnote to Stock Vested Table

(1) The dollar value is calculated by multiplying the number of shares of restricted stock that have vested by the market value of the Company’s common stock on the vesting date of December 31, 2010, which was $52.82.

Pension Benefits Table

Name	Plan Name (1) (2)	Number of Years Credited Service Under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Edward J. Graham	Retirement Plan for Employees of SJI	28	639,000	0
	SJI Supplemental Executive Retirement Plan	28	5,100,000	0
David A. Kindlick	Retirement Plan for Employees of SJI	30	818,000	0
	SJI Supplemental Executive Retirement Plan	30	1,973,000	0
Michael J. Renna (4)	Retirement Plan for Employees of SJI	12	156,000	0
Jeffrey E. DuBois	Retirement Plan for Employees of SJI	23	465,000	0
	SJI Supplemental Executive Retirement Plan	23	959,000
Kevin D. Patrick	SJI Supplemental Executive Retirement Plan	4	274,000	0

Footnotes to Pension Benefits Table

(1) The South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides benefits to officers of South Jersey Industries who have attained age 50.

A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. The normal retirement benefit is based on 2% of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5% of final average compensation.  “Final average compensation” is the average of the participant’s base pay plus annual incentive for the highest 36 consecutive calendar months out of the final 60 months immediately preceding retirement.

A participant is eligible for an early retirement benefit under the SERP after having attained age 55.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year.  The SERP benefit for officers hired on or after July 1, 2003 reflects a reduction for the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan.

The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2) The Retirement Plan for Employees of South Jersey Industries, Inc. (the “plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003.  A Participant is eligible for a normal retirement benefit under the plan after having attained age 65.  The normal retirement benefit is based on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5% per year thereafter, and (b) 1.00% of the participant’s “final average compensation” plus 0.35% of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay for the 36 calendar months out of the last 72 calendar months immediately preceding retirement.

A participant is eligible for an early retirement benefit under the plan after having attained age 55 and completed five years of service.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year prior to age 60.

The plan’s normal form of payment is a life annuity with six years guaranteed.

(3) Present values for participants are based on a 5.78% discount rate and RP-2000 mortality projected to 2010 (postretirement only), and no preretirement decrements.

(4) Mr. Renna is not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Mr. Renna does not attain age 50 until 2017.

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan, which represents the Company’s only non tax-qualified deferred compensation program.  The Restricted Stock Deferral Plan permits the deferral of fully vested shares of restricted stock earned by the Company’s Named Executives pursuant to previously issued performance-based, restricted stock grants.  The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Name	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals Distributions	Aggregate Balance at Last FYE (1) (3)
Edward J. Graham	Restricted Stock Deferral Plan	971,941	-	68,208	632,145	2,704,510
David A. Kindlick	Restricted Stock Deferral Plan	305,933	-	14,060	90,378	557,486
Michael J. Renna	Restricted Stock Deferral Plan	254,223	-	13,928	367,128	552,264
Jeffrey E. DuBois	Restricted Stock Deferral Plan	246,511	-	13,090	111,654	519,051
Kevin D. Patrick	Restricted Stock Deferral Plan	-	-	-	-	-

Footnotes to Nonqualified Deferred Compensation Table

(1) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executives calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2010, which was $52.82.

(2) The amounts represent dividends paid on the deferred common stock.  These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.

(3) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executive.  The Company has in previous years disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2010 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($) (3)	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders(1)	159,956(2)	-	1,237,857
Equity compensation plans not approved by security holders	-	-	-
Total	159,956	-	1,237,857

Footnotes to Equity Compensation Plan Information

(1) These plans include those utilized to make awards of performance-based, restricted stock to the Company’s Officers and restricted stock to the Directors.

(2) This total includes 59,893 shares that had vested as of December 31, 2010 but had not yet been issued.

(3) Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore the shares are not included in the calculation of weighted average exercise price in column (b).

Employment Agreements; Change of Control Agreements and Other Potential Post-Employment Payments

South Jersey Industries has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executives of the Company in the event of a termination of employment or a change in control of the Company.  The amount of compensation payable to each named executive in each situation is listed in the table below.

Executive Benefits and Payments Upon Termination	Retirement	Termination by the Companies for Cause	Termination by the Officer for Good Reason following a CIC	Termination by the Companies for Other than Cause following a CIC	Termination by the Companies for Other than Cause without a CIC
Edward J. Graham
Cash Compensation	$0	$0	$3,326,527	$3,326,527	$937,500
Equity Compensation	$0	$0	$1,436,281	$1,436,281	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$1,884,700

David A. Kindlick		0
Cash Compensation	$0	$0	$1,860,590	$1,860,590	$405,100
Equity Compensation	$188,902	$0	$395,411	$395,411	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$876,915

Michael J. Renna
Cash Compensation	$0	$0	$821,178	$821,178	$367,500
Equity Compensation	$0	$0	$350,091	$350,091	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$0

Jeffrey E. DuBois
Cash Compensation	$0	$0	$882,951	$882,951	$367,500
Equity Compensation	$0	$0	$346,182	$346,182	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$578,582

Kevin D. Patrick
Cash Compensation	$0	$0	$701,693	$701,693	$337,500
Equity Compensation	$0	$0	$294,841	$294,841	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$179,706

Below is a description of the assumptions that were used in determining the payments in the tables above upon termination as of December 31, 2010:

Retirement

Named Executive retires from the Company upon attaining both 55 years of age and 10 years of continuous service with the Company.

Change in Control (CIC)

A change in control shall mean any of the following: (1) consummation of any pay or proposal for the merger, liquidation, dissolution or acquisition of SJI or all or substantially all of its assets; (2) election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or (3) the acquisition by any person(s) of 20% or more of the stock of SJI having general voting rights in the election of directors.

Cash Compensation

Termination following a Change in Control – The Company shall pay the Named Executives as severance pay an amount equal to 300% of a base amount determined to be the average annual compensation paid to the Named Executives during the five calendar years preceding the date of termination as reported on their Forms W-2.  The employment agreements require that such severance pay shall be reduced to the largest amount as will result in no payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  The only other parachute payment that would trigger an excise tax upon a change in control is due to the acceleration of unvested restricted stock awards.  It is assumed that the one-year, non-compete agreement, which the Named Executives are subject to, would mitigate the parachute payments such that no excise tax would be imposed.

Termination for Other than Cause without a Change in Control - The Company shall pay the each Named Executive as severance pay an amount equal to 150% of the Named Executives’ base salary to be paid out in 18 equal monthly installments.

Equity Compensation

Retirement – Named Executives are entitled to shares under the Restricted Stock Agreement that are reduced by an amount equal to 1/36th of the number of shares to which the Named Executive would otherwise be entitled for each month from the date of Named Executives’ retirement through the end of the three-year performance period.  The amount for Mr. Kindlick, who is the only Named Executive eligible for retirement, represents the reduced value of outstanding target shares from the 2009 and 2010 restricted stock awards.

Change in Control – The Company shall provide that the restricted stock awards that are outstanding shall become non-forfeitable.  Amounts represent the value of outstanding target shares from the 2009 and 2010 restricted stock awards.

Stock Price – Assumed to be $52.82 based on the closing price as of December 31, 2010.

Incremental Nonqualified Pension

The present values of accumulated pension benefits under the Retirement Plan for Employees of SJI and the SJI Supplemental Executive Retirement Plan for the Named Executive are disclosed in the Pension Benefits Table section of this proxy disclosure.  The payment amounts disclosed in this section represent the amount of the increase under such payments upon any triggering events.

Termination by the Companies Other than for Cause without a Change in Control – For purposes of the Supplemental Executive Retirement Plan (“SERP”), 18 months shall be included as service credit and the severance amount shall be considered in the final average earnings calculation.  Mr. Graham, Mr. Kindlick, Mr. DuBois, and Mr. Patrick are currently eligible to receive a SERP benefit.

Final Average Earnings (“FAE”) – FAE means the average base salary plus annual cash earned for that calendar year for the highest 36 consecutive calendar months of the final 60 months.  The FAEs were based on the base salary for 2010, 2009, and 2008 plus the severance pay.

Present Values – 5.78% discount rate and RP-2000 mortality projected to 2010 (postretirement only), and no pre-retirement decrements.  Assumes normal form of payment is a life annuity with six years guaranteed.

STOCK PERFORMANCE

The graph below compares the cumulative total return on the Company’s Common Stock for the 5- year period ended December 31, 2010 with the cumulative total return on the S&P 500 and the S&P Utility Indexes. The graph assumes that $100 was invested on December 31, 2005 in the Company’s Common Stock, the S&P 500 Index and the S&P Utility Index and that all dividends were reinvested. Standard & Poor’s Utilities Index is a commonly used indicator of utility common stock performance based on companies considered electric, gas or water utilities that operate as independent producers and/or distributors of power. For the 5-year period ending December 31, 2010, investors received a 16% annualized total return compared with the <2% and 4% returns from the S&P 500 Index and S&P Utility Index, respectively. The annual growth rate for 2010 for the Company was 42%. This compares with 15% for the S&P 500 and 5% for the S&P Utility Index.

Indexed Total Return Over 5 Years Assuming Dividends Reinvested

	2005	2006	2007	2008	2009	2010

S&P 500	100	115.8	122.2	77.0	97.3	112.0
S&P UTIL	100	121.0	144.4	102.6	114.8	121.1
SJI	100	118.3	131.4	149.5	148.1	211.0

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors comprises six directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that each member of the Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors”.

In accordance with its charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the responsibility for the preparation of the Company’s financial statements and for an assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent registered public accounting firm has the responsibility for the examination of those financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2010, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees, of Regulation S-X”, and by standards of the Public Company Accounting Oversight Board - United States (PCAOB), relating to the conduct of the audit. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company that satisfy applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee
Sheila Hartnett-Devlin, Chairman
Helen R. Bosley
Thomas A. Bracken
Walter M. Higgins III
Shahid Malik
Joseph H. Petrowski

Fees Paid to the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2010 and 2009 are as follows:

FY 2010			FY 2009
Audit Fees (a)		1,120,776	Audit Fees (a)		1,046,948
Fees per Engagement Letter	1,053,000		Fees per Engagement Letter	983,040
Form S-3 Consent	-		Form S-3 Consent	6,500
FY 2009 Audit true up billed	67,776		FY 2008 Audit true up billed	57,408
Audit-Related Fees (b)		91,000	Audit-Related Fees (b)		159,000
Benefit Plan Audits	39,000		Benefit Plan	39,000
Transfer Agent	-		Transfer Agent	11,000
SJESP Separate Report	-		SJESP Separate Report	12,000
Marina Separate Report	-		Marina Separate Report	12,000
LVE Audit Progress Billing 1&2	52,000		LVE Audit Progress Billing 1&2	85,000
Tax Fees (c)		25,000	Tax Fees (c)		25,000
Form 5500	6,000		Form 5500	6,000
Review of Federal Tax Return	19,000		Review of Federal Tax Return	19,000
All Other Fees			All Other Fees
Total		1,236,776	Total		1,230,948

a) Fees for audit services billed or expected to be billed relating to fiscal 2010 and 2009 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b) Fees for audit-related services provided during fiscal 2010 and 2009 consisted of employee benefit plan audits, compliance audits, transfer agent & registrar audits, and accounting consultations.

(c) Fees for tax services provided during fiscal 2010 and 2009 consisted of tax compliance. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, has reappointed Deloitte & Touche LLP, as the independent registered public accounting firm of the Company for 2011. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the independent registered public accounting firm of the Company during 2010. During 2010, the audit services performed for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2010 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2010, as filed with the Securities and Exchange Commission.  Requests for this report should be directed to Gina Merritt-Epps, Corporate Counsel and Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

OTHER MATTERS

Any proposal that a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2011 Annual Meeting of Shareholders that is received by the Company after November 28, 2011 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of submission of the proposal to the Company.  In compliance with the Company’s bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2011 Annual Meeting.

By Order of the Board of Directors,

Gina Merritt-Epps
Corporate Counsel & Secretary

March 25, 2011

Directions to the Annual Meeting of Shareholders

The Mansion on Main Street
3000 Main Street, Voorhees, NJ 08043

From Philadelphia:

Ben Franklin Bridge to route 70 East. Follow to Route 73 South. Follow to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

From North Jersey:

New Jersey Turnpike South to Exit 4. Follow Route 73 South. Follow to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex .

From South Jersey /Atlantic City:

Atlantic City Expressway to Route 73 North. Continue on Route 73 North to Evesham Road. Turn left on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. SOUTH JERSEY INDUSTRIES, INC. INTERNET http://www.proxyvoting.com/sji Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 94388 FOLD AND DETACH HERE SOUTH JERSEY INDUSTRIES, INC. PROXY The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposals 2,3 and 4. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1,2, 3 AND 4. 1. To elect three Class III Directors (term expiring 2012): 01 Victor A. Forkiewicz 02 Edward J. Graham 03 Shahid Malik FOR ALL WITHHOLD FOR. ALL Please mark your voles as indicated in this example 2. To approve the nonbinding advisory vote on Executive Compensation. FOR AGAINST ABSTAIN To elect three Class I Directors (term expiring 2012): 04 Keith S. Campbell 05 Walter M. Higgins III 06 Joseph H. Petrowski (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.) Exceptions_ 3. To determine the frequency of the nonbinding advisory vote on Executive Compensation. 4. To ratify the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2011. Every Every Every two three Abstain year years years FOR AGAINST ABSTAIN 5. To transact such other business that may properly come before the meeting. Mark Here for Address Change or Comments SEE REVERSE Please sign exactly as name Is shown to the left. When shares are held by Joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature, Signature. Date ,2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. SOUTH JERSEY INDUSTRIES, INC. INTERNET http://www.proxyvoting.com/sji Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 94388 FOLD AND DETACH HERE SOUTH JERSEY INDUSTRIES, INC. PROXY The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposals 2,3 and 4. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1,2, 3 AND 4. 1. To elect three Class III Directors (term expiring 2012): 01 Victor A. Forkiewicz 02 Edward J. Graham 03 Shahid Malik FOR ALL WITHHOLD FOR. ALL Please mark your voles as indicated in this example 2. To approve the nonbinding advisory vote on Executive Compensation. FOR AGAINST ABSTAIN To elect three Class I Directors (term expiring 2012): 04 Keith S. Campbell 05 Walter M. Higgins III 06 Joseph H. Petrowski (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.) Exceptions_ 3. To determine the frequency of the nonbinding advisory vote on Executive Compensation. 4. To ratify the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2011. Every Every Every two three Abstain year years years FOR AGAINST ABSTAIN 5. To transact such other business that may properly come before the meeting. Mark Here for Address Change or Comments SEE REVERSE Please sign exactly as name Is shown to the left. When shares are held by Joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature, Signature. Date ,2011

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor Service Direct® at www.bnymellon.com/shareowner/equitvaccess where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE SOUTH JERSEY INDUSTRIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 2011. The undersigned shareholder hereby appoints Edward J. Graham and Gina Merritt-Epps, and each of them, attorneys and proxies with full power of substitution and revocaton to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Thursday, April 28, 2011, and at any adjournments thereof, as indicated on the reverse and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHARE0WNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 94388